EXHIBIT 99

OSG                                                                                                           News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC.

REPORTS HIGHEST FIRST QUARTER RESULTS IN THE COMPANY'S HISTORY

New York, May 5, 2005 --- Overseas Shipholding Group, Inc. (NYSE: OSG) reported net income for the quarter ended March 31, 2005 of $164,919,000, or $4.18 per share, more than double the net income of $76,188,000, or $1.99 per share, achieved in the first quarter of 2004. EBITDA for the first quarter rose by 43% to $223,363,000 compared with $156,413,000 in the first quarter of 2004 and TCE revenue in the quarter increased by 41% to $267,187,000 compared with $188,982,000 in the first quarter of 2004.

"Net income more than doubled to $165 million in the first quarter compared with the prior year period and was better than net income for every full year in the Company's history except 2004," said Morten Arntzen, President and Chief Executive Officer. "This outstanding performance reflects strong operating results in our crude transportation business, healthy contributions from the 40 ships of the former Stelmar fleet beginning on January 21, 2005 and elimination of tax on the shipping income from our foreign fleet."

"This quarter was all about the men and women of OSG executing our strategy of striving to be the leader in those segments in which we compete - international crude, products, U.S. Flag and LNG. We said we would outperform the public tanker sector this quarter and as a result of the performance by our crude segment, the Stelmar acquisition and the tax law change, we delivered on our commitment. We intend to do the same for the full year."

"In line with our commitment to build a world class product carrier business, we closed on the Stelmar acquisition on January 20, 2005. This acquisition added 24 product carriers to our fleet and gave us the scale we need to compete globally in this trade. The integration of Stelmar into OSG is proceeding seamlessly and, through the hard work of our employees, is generating revenue enhancements, expense savings and better ways to operate our business. The acquisition also strengthened our already first class crude transportation business by adding 13 Panamax crude tankers and three Aframax tankers."

"In line with our commitment to grow our U.S. Flag business, last month we announced the signing of a letter of intent to bareboat ten newbuilding Jones Act Product Carriers which will be built at the Kvaerner Philadelphia Shipyard. This is the largest commercial newbuilding program announced at a U.S. yard in many decades."

Highlights

  U.S. Flag Shipping Expansion: OSG Agrees to Bareboat Ten Jones Act Product Carriers.

On April 14, 2005, Kvaerner ASA and OSG announced an agreement in principle pursuant to which Kvaerner's subsidiary, Kvaerner Philadelphia Shipyard, Inc. (KPSI), will construct ten Veteran MT-46 class Jones Act Product Carriers. An affiliate of KPSI will bareboat charter these vessels to subsidiaries of OSG for initial terms of five years for five of the vessels and seven years for the other five vessels, all with extension options available to OSG. The bareboat charter of ten Product Carriers represents a significant commitment by OSG to its U.S. Flag business and will enable the Company to establish the largest and most modern Jones Act Product Tanker fleet. While the transaction remains subject to the execution of definitive agreements and governmental approvals, the boards of OSG and Kvaerner have approved the transaction and steel cutting on the first Product Carrier has already commenced. The vessels will be delivered at a time when demand for Jones Act Product Carriers is expected to be strong due to OPA 90 mandated deletions from the sector and a strong ongoing demand for products in the U.S. market.

  OSG Acquires Stelmar Shipping Ltd.

On January 20, 2005, OSG completed the acquisition of Stelmar Shipping Ltd., making OSG the second largest publicly owned tanker company in the world and giving the Company leading positions in the product carrier and Panamax tanker segments. The combined 99 vessel fleet, with significant presence in both the crude oil and product carrier sectors, allows OSG to offer an expanded and enhanced service to all its customers and increases the Company's ability to enter into medium term charters, offsetting some of the volatility inherent in the crude transportation business. The acquisition was immediately accretive to earnings, adding $24.4 million to income from vessel operations and $37.1 million to EBITDA in the period from January 21 to March 31.

The 40-vessel Stelmar fleet consists of 24 Handysize Product Carriers, and 13 Panamax and three Aframax crude tankers. Two of the Aframax crude tankers and nine of the Handysize product carriers are chartered-in. Since the acquisition, OSG has integrated its 99 vessel fleet, concentrating the technical management of the clean product fleet in Athens, Greece and the crude oil fleet in Newcastle, England.

  OSG Sets Goal of Becoming 'Gold Standard' in Maritime Technical Management.

The Company has set a long term goal to establish the maritime technical management 'Gold Standard' in the industry. OSG's pre-existing high standards of technical management have been enhanced by the careful selection of best practices from the merged OSG and Stelmar companies to immediately improve quality and cost effectiveness. Captain Ray Nelson has been appointed Global Head of Safety, Quality and Environment to further raise the Company's focus on these critical issues.

  OSG Agrees to Sale of Older Tankers.

During the first quarter, in line with the Company's asset management strategy and its goal to own only double hull tankers, OSG sold six older double sided product carriers, chartering four back on 42 to 48 month time charters. In April, a double sided Aframax was sold and the Company entered into an agreement to sell its only single hull Suezmax.

Financial Profile

OSG has been able to trade on a level playing field with its foreign competitors since January 1, 2005 when the Jobs Creation Act of 2004 restored the indefinite deferral of taxation on the Company's foreign shipping income. This benefit, in conjunction with the strong market, the Company's significantly increased revenues from its enlarged fleet, and its sales of older vessels, have enabled the Company to reduce its leverage following the Stelmar acquisition, bringing liquidity adjusted debt to capital down to 45.3% from a pro forma 50.3% at year end.

In line with the Company's strategy to balance its exposure to the spot market, TCE revenue from time and bareboat charters increased to 26.5% of total TCE revenue in the first quarter of 2005 compared with 12.7% in the first quarter of 2004.

With shareholders' equity of $1.6 billion as of March 31, 2005 and more than $800 million of liquidity, including undrawn bank facilities, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors.

OSG's Fleet Profile

At March 31, 2005, OSG was the second largest publicly listed tanker owner in the world as measured by number of vessels. OSG's fleet totals 99 vessels aggregating 13,328,853 dwt. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totals 90.9 vessels aggregating 10,943,368 dwt.

As of March 31, 2005, the average ages of OSG's VLCC, Aframax, Panamax and Handysize fleets were 5.6 years, 7.0 years, 3.6 years and 9.8 years, respectively, compared with world fleet averages in these sectors of 8.1 years, 9.2 years, 12.1 years and 12.7 years, respectively.

For additional fleet information, refer to the Company's website: http://www.osg.com

Market Overview

Despite a drop-off in activity in January following a very strong fourth quarter, the tanker markets steadied themselves as the demand for oil showed little sign of abating. At first, as oil prices sagged, OPEC contemplated reducing its quota, which had a depressing affect on freight rates. When it became evident that demand remained strong, OPEC instead announced an increase in its quota and made it clear that more oil would be made available if necessary. Increased availability of crude oil relative to a year ago in the Caribbean and the Former Soviet Union ("FSU"), and expansions of existing U.S. refinery capacity were positive developments for Aframaxes, Panamaxes and Handysize Product Carriers. U.S. imports of crude and oil products continued to rise, spurred by rising gasoline demand, fuel oil substitution for natural gas, high diesel fuel consumption due to a healthy domestic trucking market and the seasonal pickup in heating oil demand. Although the fleet continued to grow during the quarter, overall tanker supply and demand remained closely balanced, contributing to the significant volatility in freight rates. Continued high earnings and a generally favorable outlook for the coming years reduced the scrapping of older single hull tonnage that had been predicted to occur by the April 5, 2005 IMO deadline. Some vessels were modified to extend their MARPOL lives and others must trade in areas where the regulations do not apply.

Foreign Flag VLCCs

During the first quarter of 2005, rates for modern VLCCs trading out of the Arabian Gulf averaged $61,500 per day, 62% lower than the average for the previous quarter, which had experienced the highest rates in more than 30 years, and 18% lower than the average for the first quarter of 2004. The volatility in VLCC rates experienced in 2004 continued into 2005 as VLCC rates peaked at $109,500 per day in late February before dropping to $28,700 per day in mid-March. Rates recovered to end March at levels exceeding $40,000 per day.

The downturn in rates that began in December 2004 was attributable to several factors. Growth in oil demand slowed from the very high levels of last year, particularly in China, where early 2004 demand growth ran at an unsustainable high rate. Still, global oil demand in the first quarter of 2005 was estimated at 84.6 million barrels per day ("b/d"), about the same level as the previous quarter, and 2.6% higher than the comparable quarter in 2004. Seasonally mild weather in the Northern Hemisphere for most of January through mid-February reduced heating oil requirements. However, the onset of colder weather conditions in late February and early March, as well as continuing problems in Japan's nuclear power sector, led to higher oil demand towards the end of the first quarter of 2005. Vessel supply developments also exerted downward pressure on freight rates during the first quarter of 2005, as nine VLCCs (2.8 million dwt) were delivered while no vessels were scrapped. The world VLCC fleet grew to 462 vessels (134.6 million dwt) at March 31, 2005 from 456 vessels (132.7 million dwt) at the start of 2005. Seven newbuilding orders (2.1 million dwt) were placed during the first quarter of 2005 compared with eight vessels (2.4 million dwt) in the fourth quarter of 2004. As a result, the orderbook contracted to 86 vessels (26.1 million dwt) at March 31, 2005, equivalent to 19.4%, based on deadweight tons, of the existing VLCC fleet.

Foreign Flag Aframaxes

The downturn in Aframax spot freight rates that began in December 2004 continued into the first quarter of 2005. Rates for Aframaxes operating in the Caribbean trades averaged $37,000 per day, 47% less than the average for the previous quarter and 21% less than the average for the first quarter of 2004 as oil production decreased from the fourth quarter in key Aframax loading areas, including the FSU and the North Sea.

Non-OPEC production growth has been driven in recent years by the FSU. Although oil production in the FSU fell during the first quarter of 2005 to an estimated 11.4 million b/d, 0.5% less than the previous quarter, FSU exports have held steady. After a pronounced weather-induced decline in January, FSU seaborne exports averaged 5.9 million b/d in the first quarter of 2005, unchanged from the previous quarter. Although Aframax fixtures in the Black Sea increased by 12.7% relative to the preceding quarter, the first quarter of 2005 also saw a marked reduction in weather delays for tankers transiting the Bosporus Straits relative to the first quarter of 2004, when sustained transit delays for tankers reduced the availability of Aframax tonnage in the Mediterranean. The reduction in delays in 2005 increased the availability of suitable tonnage and had a dampening affect on rates.

The world Aframax fleet increased to 636 vessels (63.7 million dwt) at March 31, 2005 from 627 vessels (62.5 million dwt) at December 31, 2004, as Aframax deliveries exceeded deletions. This continued expansion of the Aframax fleet exerted downward pressure on rates during the first quarter of 2005. With newbuilding orders dropping during the first quarter of 2005 to 13 vessels (1.5 million dwt) from 22 vessels (2.4 million dwt) during the fourth quarter of 2004, the orderbook contracted to 172 vessels (18.8 million dwt) at March 31, 2005, equivalent to 29.5%, based on deadweight tons, of the existing Aframax fleet.

Foreign Flag Panamaxes

Rates for Panamaxes trading in crude and dirty products averaged $40,300 per day during the first quarter of 2005. Although 28% less than the average for the previous quarter and 6% less than the corresponding quarter in 2004, they remained close to historic highs. A 5.5% year-over-year increase in the size of the Panamax fleet constrained rates despite strong demand for crude and residual fuel oil. Rates peaked in January as seasonal strength carried over from the previous quarter.

First quarter U.S. crude and residual fuel oil imports increased sharply over the comparable year ago period, boosting demand for quality double hull Panamaxes in the Caribbean and the west coast of Central America. High domestic natural gas prices provided a strong incentive to substitute fuel oil for natural gas. Strong demand for fuel oil in Europe precluded transatlantic arbitrage trades, increasing U.S. energy users' dependence on fuel oil supplies from the Caribbean. In the meantime, more stringent IMO regulations and an increasing preference by the oil majors for double hull over single hull vessels widened the premium that double hull vessels command over single hull vessels.

The world Panamax fleet rose to 295 vessels (19.5 million dwt) at March 31, 2005 from 290 vessels (19.1 million dwt) at December 31, 2004. Newbuilding orders increased to 14 vessels (0.8 million dwt) during the first quarter of 2005, compared with 11 vessels (0.8 million dwt) the previous quarter. The orderbook contracted to 188 vessels (12.6 million dwt) at March 31, 2005, equivalent to 64.6%, based on deadweight tons, of the existing Panamax fleet.

Foreign Flag Handysize Product Carriers

Rates for Handysize Product Carriers operating in the Caribbean trades averaged $27,300 per day during the first quarter of 2005, 8% less than the average for the previous quarter and 7% less than the corresponding quarter in 2004, as continuing fleet expansion put pressure on rates. Despite healthy demand growth, U.S. imports of refined oil products averaged 3.0 million b/d during the first quarter of 2005, 1.3% less than the previous quarter, but 5.3% more than the equivalent quarter in 2004. Similar to the situation in other tanker segments, rates backed off from historically high levels, but the tight balance between supply and demand remained unchanged. Demand for gasoline continued to grow with increasing reliance on imports to comply with new government regulations requiring low-sulfur blends. Diesel oil consumption continued at high levels, commensurate with expanded trucking activity, and heating oil requirements in the U.S. rose as temperatures turned much colder from mid-February onward. Colder temperatures in Europe and refinery turnarounds impacted European distillate supplies and resulted in a backhaul movement of gasoil to Europe, reducing the availability of quality tonnage from the Caribbean. Fewer Handysize Product Carriers moved into the dirty products trades this winter than in the same period of 2004, when restrictions on Suezmax and Aframax movements through the Bosporus Straits pulled many smaller vessels into this trade.

The world Handysize Product Carrier fleet expanded to 530 vessels (21.8 million dwt) at March 31, 2005 from 524 vessels (21.5 million dwt) at December 31, 2004. Newbuilding orders placed during the first quarter of 2005 totaled 20 vessels (0.9 million dwt) compared with 32 vessels (1.4 million dwt) in the preceding quarter. The orderbook rose to 175 vessels (8.0 million dwt) on March 31, 2005, equivalent to 36.6%, based on deadweight tons, of the existing Handysize fleet.

Appendix 1

Summary Consolidated Statements of Operations

	Three Months Ended
($000's except per share amounts)	March 31,
Shipping Revenues	2005	2004
Time and Bareboat Charter Revenues	$ 257,865	$ 174,106
Voyage Charter Revenues	17,542	20,025
	275,407	194,131
Voyage Expenses	(8,220)	(5,149)
Time Charter Equivalent Revenues	267,187	188,982
Running Expenses (including time charter hire and depreciation)	105,960	57,320
General & Administrative	16,021	13,794
Total Ship Operating Expenses	121,981	71,114
Income from Vessel Operations (100% owned)	145,206	117,868
Equity in Income of Joint Ventures	17,673	3,980
Operating Income	162,879	121,848
Other Income (a) (b)	24,125	10,355
Income before Interest and Taxes	187,004	132,203
Interest Expense	22,831	17,515
Income before Taxes	164,173	114,688
Provision/(Credit) for Federal Income Taxes	(746)	38,500
Net Income	$ 164,919	$ 76,188
	========	========
Basic Net Income Per Share	$ 4.18	$ 1.99
Diluted Net Income Per Share	$ 4.18	$ 1.98
Weighted Average Number of Shares (Basic)	39,435,000	38,360,000
Weighted Average Number of Shares (Diluted)	39,499,000	38,440,000
  Includes gains on vessel sales of $12,902,000 for the three months ended March 31, 2005 and $2,863,000 for the three months ended March 31, 2004.
  Includes gains on securities transactions of $6,675,000 for the three months ended March 31, 2005 and $5,795,000 for the three months ended March 31, 2004.

TCE Revenue by Segment
	Three Months Ended
($000)	March 31,
	2005	2004
Foreign Flag
Crude	$ 205,191	$ 154,147
Product	35,962	6,789
Other	6,284	8,761
U.S. Flag	19,750	19,285
	$ 267,187	$ 188,982
	========	=======

Appendix 2

Summary Consolidated Balance Sheets
($000)	March 31, 2005	December 31, 2004

Cash and Cash Equivalents	$ 146,118	$ 479,181
Other Current Assets	153,771	166,436
Capital Construction Fund	275,138	268,414
Vessels, including capital leases and vessel held for sale	2,636,904	1,456,365
Investments in Joint Ventures	218,975	227,701
Other Assets	83,019	82,701
Total Assets	$ 3,513,925	$ 2,680,798
	==========	==========
Current Liabilities	$ 129,175	$ 200,743
Long-term Debt and Capital Leases	1,643,482	906,183
Other Liabilities	149,406	147,500
Shareholders' Equity	1,591,862	1,426,372
Total Liabilities and Shareholders' Equity	$ 3,513,925	$ 2,680,798
	=========	==========

Appendix 3

Summary Consolidated Statements of Cash Flows

	Three Months Ended
($000)	March 31,
	2005	2004
Net cash provided by operating activities	$ 93,926	$ 79,791
Cash Flows from Investing Activities:
Expenditures for vessels	(542)	(9,397)
Proceeds from disposal of vessels	77,159	5,886
Acquisitions of interests in joint ventures	-	(2,292)
Acquisition of Stelmar Shipping Ltd., net of cash acquired of $107,911	(742,433)	-
Investments in and advances to joint ventures	(1,034)	(34,447)
Distributions from joint ventures	15,050	-
Other - net	6,678	3,455
Net cash (used in) investing activities	(645,122)	(36,795)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	115,503
Issuance of debt, net of issuance costs	752,250	146,704
Payments on debt and obligations under capital leases	(526,886)	(14,226)
Cash dividends paid	(6,902)	(6,869)
Issuance of common stock upon exercise of stock options	166	1,997
Other - net	(495)	(65)
Net cash provided by financing activities	218,133	243,044
Net (decrease)/increase in cash and cash equivalents	(333,063)	286,040
Cash and cash equivalents at beginning of period	479,181	74,003
Cash and cash equivalents at end of period	$ 146,118	$ 360,043
	========	========

Appendix 4

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag classes for the first quarter 2005 compared with the same period of 2004:

	Three Months Ended March 31,
	2005	2004
VLCC
Average TCE Rate*	$ 82,749	$ 74,280
Number of Revenue Days	1,472	1,466

Aframax
Average TCE Rate*	$ 37,409	$ 36,464
Number of Revenue Days	1,523	1,142

Panamax
Average TCE Rate*	$ 24,670	$ 16,363
Number of Revenue Days	995	158

Product Carriers
Average TCE Rate*	$ 17,733	$ 20,889
Number of Revenue Days	2,028	325

*Includes vessels operating on voyage charters and period charters and the effect of forward freight agreements.

Appendix 5

Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its foreign flag joint ventures. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:

	Three Months Ended March 31,
($000)	2005	2004

Equity in Income	$ 16,369	$ 2,664
Number of Revenue Days	249	98

In July 2004, a joint venture in which OSG has a 49.9 % interest took delivery of four V Pluses.

Appendix 6

The following table presents per share amounts after tax for net income adjusted for the effects of vessel sales and securities transactions:

	Three Months Ended March 31,
	2005	2004
Net Income	$ 4.18	$ 1.99
(Gain) on Vessel Sales	(.33)	(.05)
(Gain) on Securities Transactions	(.11)	(.11)
	$ 3.74	$ 1.83
	======	======

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.

Appendix 7

The following table shows reconciliation of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended March 31,
($000)	2005	2004
Net income	$ 164,919	$ 76,188
(Credit)/provision for federal income taxes	(746)	38,500
Interest expense	22,831	17,515
Depreciation and amortization	36,359	24,210
EBITDA	$ 223,363	$ 156,413
	=======	=======

Note: EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditures and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 8

The following table presents information with respect to OSG's capital expenditures for the first quarter of 2005, excluding the acquisition of Stelmar, compared with the same period of 2004:

	Three Months Ended March 31,
($000)	2005	2004
Expenditures for vessels	$ 542	$ 9,397
Acquisitions of interests in joint ventures	-	2,292
Investments in and advances to joint ventures	1,034	34,447
Payments for drydockings	2,629	1,567
	$ 4,205	$ 47,703
	======	======

Appendix 9

The following table summarizes the Company's foreign and domestic flag fleets as of March 31, 2005:

Tankers and Dry Bulk Vessels
		March 31, 2005
	Vessels	Dwt
Foreign Flag
V Plus	4	1,766,694
VLCC	21	6,371,081
Suezmax	1	147,501
Aframax	20	2,082,240
Panamax	13	904,709
Handysize Product Carrier	28	1,204,028
Capesize Bulk Carrier	2	319,843
Foreign Flag Tanker and Dry Bulk Vessels	89	12,796,096
U.S. Flag
Crude Tanker	3	275,904
Handysize Product Carrier	4	188,810
Bulk Carrier	2	51,902
Pure Car Carrier	1	16,141
U.S. Flag Tanker and Dry Bulk Vessels	10	532,757
Foreign and U.S. Flag Tanker and Dry Bulk Vessels	99	13,328,853
Foreign Flag Newbuildings on Order
VLCC	1	305,177
Total Tanker and Dry Bulk Vessels, including Newbuildings	100	13,634,030
	======	========
LNG Carriers	Vessels	Cbm
LNG Carriers on Order	4	864,800
	======	========

The following chart summarizes the fleet and its tonnage, weighted to reflect the Company's ownership and participation interests in vessels as of March 31, 2005:

	Vessels	Dwt
Total Tankers and Dry Bulk Vessels	90.9	10,943,368
Total Tankers and Dry Bulk Vessels, Including Newbuildings	91.3	11,065,439
LNG Carriers on Order	2.0	431,535	cbm

* * * * * * * * * * * * * * * * * * *

The Company plans to host a conference call at 11:00 AM ET on May 5, 2005 to discuss results for the quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling (800) 322-0079 within the United States, or (973) 409-9258 for international participants. A live webcast of the conference call will also be available on Overseas Shipholding Group's website at http://www.osg.com under webcasts and presentations in the investor relations section.

An audio replay of the conference call will be available from 1:00 PM ET on Thursday, May 5th, through midnight ET on Thursday, May 12th by calling (877) 519-4471 within the United States and (973) 341-3080 for international callers. The password for the replay is 6009640. A webcast of the conference call will be available for 30 days following the call at http://www.osg.com or http://www.viavid.net. To access the webcast, participants will need Windows Media Player.

* * * * * * * * * * * * * * * * * * * * * * * * *

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, integration of Stelmar Shipping Ltd. and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K for 2004.